EXHIBIT 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of November 1, 2017 by and among Paul M. Aguggia (the “Executive”), Kearny Financial Corp., a savings and loan holding company (“Buyer”), Kearny Bank, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Clifton Bancorp Inc., a savings and loan holding company (“Seller”), and Clifton Savings Bank, a wholly-owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of November 1, 2017 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Buyer, Buyer Bank, Seller, Seller Bank, and the Executive desire to enter into this Agreement, which shall supersede the Employment Agreement by and among Seller and the Executive, as amended and restated effective January 1, 2017 and the Employment Agreement by and among Seller Bank and the Executive, as amended and restated effective January 1, 2017 (collectively, the “CIC Agreements”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the CIC Agreements, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Buyer Bank, Seller, and Seller Bank agree as follows:

1.    Settlement Amount.

1.1    CIC Agreement Amount. On the Closing Date, provided the Executive has not voluntarily terminated employment with the Seller and Seller Bank and has not been terminated for Cause (as defined in the CIC Agreements) prior to the Closing Date and has executed the release attached as Exhibit A hereto at least eight days prior to the Closing Date (and any revocation period has lapsed), Seller shall, or shall cause an affiliate to, pay to the Executive a lump-sum cash amount equal to the total of $1,405,827, in full satisfaction of the payment obligations of Seller and Seller Bank under the CIC Agreements, less applicable tax withholdings (the total of such sum, the “CIC Agreement Amount”) with such amount to be further reduced pursuant to Section 1.2 hereof as may be needed. The CIC Agreement Amount shall be paid to the Executive in a lump sum within five (5) business days following the expiration of the seven (7) day revocation period set forth in the release.

For the avoidance of doubt, the payment of the CIC Agreement Amount under this Agreement shall not release Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified and non-qualified plans of Seller or Seller Bank, including any benefits that become vested as a result of the Merger; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller as contemplated by the Merger Agreement; (e) rights to indemnification under applicable corporate law, the organizational documents of Seller or Seller Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement; or (f) the Executive’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the Executive’s expense (if the Executive is eligible for COBRA coverage).

1.2    Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the CIC Agreement Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from Buyer, Buyer Bank, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Buyer, Buyer Bank, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. It is hereby understood that the CIC Agreement Amount as determined under this Section 1.2 will be subject to further adjustment upon the consummation of the Merger. Any determination required under this Section 1.2 shall be made by Seller and Buyer and their respective tax advisors, whose determination shall be conclusive and binding upon the Executive.

1.3    No Further Adjustment. The parties hereby agree that the CIC Agreement Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.4    Complete Satisfaction. In consideration of the payment of the CIC Agreement Amount and the other provisions of this Agreement, the Executive, Buyer, Buyer Bank, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the CIC Agreement Amount, as determined in accordance Section 1.1 and Section 1.2, shall be in complete satisfaction of all rights to payments due to Executive under the CIC Agreements.

2.    Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, Executive, Buyer, Seller, and Seller Bank agree that the payment described in Section 1 is intended to be excepted from compliance with Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4).

3.    General.

3.1    Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

3.2    Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in a separate written employment agreement by and between Buyer, Buyer Bank and the Executive. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

3.3    Withholdings. Seller, Seller Bank, Buyer, and Buyer Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

3.4    Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

3.5    Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Buyer, Buyer Bank, Seller, nor Seller Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

3.6    Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that she has been advised to consult with an attorney prior to executing this Agreement.

3.7    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.    Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Buyer Bank, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

/s/ Paul M. Aguggia
Paul M. Aguggia

CLIFTON BANCORP INC.

By: /s/ Joseph C. Smith
Name:	Joseph C. Smith
Title:	Lead Independent Director

CLIFTON SAVINGS BANK

By: /s/ Joseph C. Smith
Name:	Joseph C. Smith
Title:	Lead Independent Director

KEARNY FINANCIAL CORP.

By: /s/ Craig L. Montanaro
Name:	Craig L. Montanaro
Title:	President and Chief Executive Officer

KEARNY BANK

By: /s/ Craig L. Montanaro
Name:	Craig L. Montanaro
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

I, Paul M. Aguggia, (hereinafter, the “Employee”), in consideration of the CIC Agreement Amount as described below, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, Kearny Financial Corp., a savings and loan holding company (“Buyer”), Kearny Bank, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Clifton Bancorp Inc., a savings and loan holding company (“Seller”), and Clifton Savings Bank, a wholly-owned subsidiary of Seller (“Seller Bank”), their affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them (collectively, the “Released Parties”), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys’ fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against the Released Parties by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge (“Release”) includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, whether express or implied, any promotions or demotions, compensation, the Seller or Seller Bank’s benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee’s employment with the Seller or Seller Bank and the termination thereof. This Release further applies but is not limited to any claim of any types of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on your behalf by others (including the Equal Employment Opportunity Commission), or any other federal, state, or local law, rule, regulation including those relating to discrimination to the extent permitted by law; provided, however, that, notwithstanding anything in this Release to the contrary, this Release does not apply to any of the items described in the second paragraph of Section 1.1 of the Settlement Agreement between the Buyer, Buyer Bank, Seller, and Seller Bank and the Employee, dated October 30, 2017.

Employee expressly waives all claims, including those which she does not know or suspect to exist in his favor as of the date of this Agreement against the Released Parties. As used herein, the Employee understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Seller or Seller Bank or otherwise arising from Employee’s employment with the Seller Bank, the termination thereof or any other conduct occurring on or prior to the date the Employee signs this Release. All such claims are forever barred by this Release whether they arise in contract or tort or under a statute or any other law.

This Release shall not be interpreted to waive, release, or extinguish any rights that – by express and unequivocal terms of law — may not under any circumstances be waived, released, or extinguished, and this Agreement does not prohibit Employee from filing a charge with or participating in an investigation conducted by the Securities and Exchange Commission. Notwithstanding anything in this Release to the contrary, this Release shall not release Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, from any of the following obligations: (i) obligations to pay to the Employee earned but unpaid wages, and make payments for accrued but unused vacation earned up to the Effective Time of the Merger to the extent required by applicable law; (ii) the payment of any of the Employee’s vested benefits under the tax-qualified and non-qualified plans of Seller and Seller Bank, including any benefits that become vested as a result of the merger of Seller with and into Buyer; (iii) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller to the Employee; (iv) the payment of the Merger Consideration (as defined in the Agreement and Plan of Merger dated as of October 30, 2017 (the “Merger Agreement”)) with respect to the Employee’s shares of common stock of Seller as contemplated by the Merger Agreement; (v) rights to indemnification under applicable corporate law, the organizational documents of Seller or Seller Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement; or (vi) the Employee’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the Employee’s expense (if the Employee is eligible for COBRA coverage). Finally, this Release does not waive claims that the Employee could make, if available, for unemployment or workers’ compensation.

CIC AGREEMENT AMOUNT. In return for Employee’s execution of and adherence to this Release, the Seller Bank shall pay the Employee the CIC Agreement Amount, as set forth in the Settlement Agreement between the Buyer, Buyer Bank, Seller, and Seller Bank and the Employee, dated October 30, 2017. Payment of the CIC Agreement Amount shall be made in a lump sum subject to usual and customary deductions required by law and Seller Bank policy.

INJUNCTIVE RELIEF. Employee acknowledges and recognizes that a violation of this Release and its covenants will cause irreparable damage to the Buyer, Buyer Bank, Seller, and Seller Bank and the Buyer, Buyer Bank, Seller, and Seller Bank will have no adequate remedy at law for such violation. Accordingly, Employee agrees that the Buyer, Buyer Bank, Seller, and Seller Bank will be entitled, as a matter of right, to seek an injunction from any court of competent jurisdiction restraining any further violation of this Release or the terms and conditions provided herein. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

CONSIDERATION AND REVOCATION PERIOD. I acknowledge that I am hereby advised to consult with an attorney before signing this Release. I further understand that I may consider this Release for up to twenty-one (21) days before deciding whether to sign it. If I signed this Release before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this Release to the Seller Bank by the end of that twenty-one (21) day period, the CIC Agreement Amount described above will expire. I understand that for a period of seven (7) days after I execute this Release, I have the right to revoke it by a written notice to be received by the Seller Bank by the end of that period. I also understand that this Release shall not be effective or enforceable until the expiration of that seven (7) day period. I further represent and agree that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this Release by any representatives of any released party other than the CIC Agreement Amount as stated above.

Employee understands and agrees that Employee has carefully read and fully understands all of the provisions of this Release and knowingly and voluntarily agrees to all of the terms set forth in this Release. Employee knowingly and voluntarily intends to be legally bound by the same.

IN WITNESS WHEREOF, the Employee has executed this Release of Claims Agreement.

EMPLOYEE

Date:
Paul M. Aguggia